Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:15 PM 10/01/2015 FILED 01:15PM 10/01/2015 SR 20150342794 – File Number 2865672

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
SPINE PAIN MANAGEMENT, INC.,
a Delaware corporation

Spine Pain Management, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors held on September 24, 2015, resolutions were duly adopted setting forth an amendment of the Certificate of Incorporation, as amended, of said corporation and declaring said amendment to be advisable.  Pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no meeting or vote of stockholders is required to adopt the proposed amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation, as amended, be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“FIRST:  The name of the corporation is Spine Injury Solutions, Inc.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Spine Pain Management, Inc. has caused this Certificate of Amendment to be signed by William F. Donovan, M.D., its duly authorized Chief Executive Officer this 30th day of September, 2015.

/s/ William Donovan, M.D.
William Donovan, M.D.,
Chief Executive Officer